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                                                                   Exhibit 10.6

                                                 September 1, 2002

CONFIDENTIAL

Mr. Sam Miller
3605 Royal Fox Drive
St. Charles, IL   60174

Dear Sam:

         On behalf of NiSource Corporate Services Company ("Company"), I am pleased to offer you employment as the Chief Operating Officer for the subsidiaries and affiliates of NiSource, Inc., beginning September 1, 2002, conditioned upon approval by the Board of Directors. This letter does not constitute an offer of a contract of guaranteed employment; if you accept this offer, you will be an employee at will. The terms of the offer are as follows:

         Position: You will report to the Chief Executive Officer.

         Base Salary: Your annual base salary will be $500,000, payable monthly. Adjustments to base salary may be made periodically.

         Short Term Incentive: Your annual incentive under the NiSource Inc. 2002 Annual Incentive Plan will be 70% target. You are guaranteed payment of your pro-rata target bonus for 2002, payable in December 2002. Additional payment is possible in March 2003, depending on Company performance.

         Long Term Incentive: You will also have the opportunity to achieve an annual long-term incentive compensation under the NiSource Inc. 1994 Long Term Incentive Plan, as amended, of $900,000 target current value. This amount may be reviewed periodically at the Board's discretion. Currently, this long-term incentive is structured as a combination of 75% restricted stock and 25% stock options, authorized by action of the Board at its November meeting with an effective date of the grant of January 1, 2003. The Executive Compensation Review that is completed in the fall and presented at the November 2002 meeting of the Nominating and Compensation Committee of the Board may determine a higher annualized value, which would then be reflected in the January 2003 grant. Actual delivery of value may or may not continue in the combination as referenced above.

         Restricted Stock: You will receive a step-in grant of restricted stock equal to $200,000 in value, with restrictions to lapse three years from the date of the grant.

         Vacation: You will participate in the executive vacation plan, receiving six weeks of vacation per year.

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Mr. Sam Miller
September 1, 2002
Page 2

         Other Fringe Benefits: You will receive the same fringe benefits as other NiSource Corporate Services employees. You are also eligible for AYCO financial counseling and planning.

         Retirement: You will participate in the NiSource Supplemental Executive Retirement Plan, as amended and restated.

         NiSource Policies. You are expected to familiarize yourself with and observe all Company policies. During the course of your employment with the Company, you will have access to confidential and proprietary information of the Company. You agree to maintain the confidentiality of such information, both during and after your employment.

         Severance: If your employment is involuntarily terminated prior to September 1, 2004 due to the transaction currently under discussion or one similar to it, you will receive a lump-sum payment of one year of base pay, target bonus and the prorated value of the long term incentive plan then in effect, through the date of termination. This payment is in lieu of benefits under the NiSource Executive Severance Policy. If your employment is terminated for any other reason at any time, the NiSource Executive Severance Policy will apply to you. If you terminate your employment voluntarily prior to September 1, 2006, the Company will not be obligated to pay any incentives which are unpaid at the time of your voluntary termination, including but not limited to, long term incentive plan payments.

         Change In Control. If similarly situated officers are offered Change In Control Agreements after September 1, 2004, you will be offered a similar agreement.

         To acknowledge your acceptance of this offer, please sign and return one copy of this letter to LaNette Zimmerman at your earliest convenience.

         Sam, I hope that you accept the Company's offer of employment. I am delighted with your interest in continuing to work with us at NiSource and look forward to a mutually beneficial relationship. Please call me if you have any questions.

                                                Sincerely,
                                                /s/ Gary L. Neale
                                                Gary L. Neale

    /s/ Samuel W. Miller       08/13/02
    --------------------       --------
     Sam Miller                 Date

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